                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE:                                                      NEWS
December 4, 2003                                                    Nasdaq: PRLS

               PEERLESS SYSTEMS CORPORATION ANNOUNCES FISCAL 2004
                      THIRD QUARTER AND NINE-MONTH RESULTS

SELECTED THIRD QUARTER AND RECENT HIGHLIGHTS

-     Recognized revenue of $2.5 million from new license agreements

- High-level discussions underway with several OEMs regarding Sierra implementation

-     Cash and investments balance of $12.4 million

El Segundo, Calif., December 4, 2003 - Peerless Systems Corporation (Nasdaq:
PRLS), a provider of imaging and networking controllers to digital document markets, today reported financial results for its fiscal 2004 third quarter and nine-month period ended October 31, 2003.

THIRD QUARTER RESULTS

The Company reported third quarter revenue of $5.8 million versus $7.8 million reported for last year's third quarter and $6.2 million reported in this year's second quarter. The decrease was primarily due to lower licensing revenue, which declined due to unanticipated delays in customers' needs to renew licensing agreements. Additionally, engineering services revenue declined in the quarter as a result of the lack of design wins - a trend the Company seeks to reverse next fiscal year on the strength of anticipated market acceptance of its new Sierra high-performance color architecture.

During the quarter, the Company signed and recognized revenue on two new license agreements collectively valued at $2.5 million. Engineering services contract backlog was $609,000 at October 31, 2003, versus $785,000 at January 31, 2003. At the end of the third quarter, the Company had $1.2 million in licensing agreements to be recognized over the next two quarters, compared with $6.7 million as of January 31, 2003.

Gross margins for the third quarter were 52.1% compared with 64.0% for last year's comparable quarter. The decrease in gross margins as a percentage of total revenue resulted from last year's early completion of a turnkey development effort and this year's higher product licensing costs for third-party technology associated with certain licensing agreements. The Company is currently in dispute with one of its licensors regarding certain contractual terms on license fees. The Company is attempting to successfully resolve the matter, however the ultimate outcome of this uncertainty is unknown. The potential impact of this uncertainty could result in a one time increase in cost of sales.

Third quarter research and development expenses increased 41.3% to $3.2 million, or 56.0% of revenue, from $2.3 million, or 29.4% of revenue, in the comparable period last year. The increase resulted from higher staffing and consulting costs associated with the Company's aggressive development of its new color technologies and products.

Sales and marketing expenses in the quarter were relatively unchanged at $1.2 million, or 20.4% of revenue, compared with $1.1 million, or 14.7% of revenue, in last year's third quarter and $1.2 million, or 19.8% of revenue, in this year's second fiscal quarter. General and administrative expenses in the third quarter were $1.3 million, or 21.7% of revenue, compared with $1.2 million, or 15.5% of revenue, in the comparable period last year, and $1.4 million, or 22.7% of revenue, in the previous fiscal quarter.

Net loss for the third quarter was $2.5 million, or $0.16 per share, compared with net income of $0.2 million, or $0.01 per share, in the third quarter last year and a net loss of $2.8 million, or $0.18 per share, in the previous fiscal quarter.

At October 31, 2003, days sales outstanding (DSO) for receivables and unbilled were 39 compared with 36 at the end of the second quarter and 23 at January 31, 2003. The Company completed the third quarter with total assets of $18.8 million, including cash and investments of $12.4 million, or $0.79 per share, and stockholders' equity of $11.1 million, or $0.71 per share.

Howard Nellor, president and chief executive officer, said, "Third quarter revenue came in short of expectations due primarily to license timing issues that are largely beyond our control. While we are disappointed we missed our revenue guidance in the quarter, we are confident we will recognize that delayed revenue in the fourth quarter. We are equally confident that anticipated market acceptance of our Sierra architecture will create new revenue streams and set the stage for growth beginning next fiscal year.

"Our optimism is supported by favorable reactions to our latest demonstrations of Sierra's capabilities to both OEM customers and the sales channels," Nellor added. "During our recent Japan Open House, we gave hands-on and live demonstrations of the Sierra controller and its broad functionality to more than 15 OEM customers, and we are now in high-level discussions with four of them regarding the prospect of including this leading-edge color technology in their forthcoming product offerings.

"We just signed a new licensing agreement with Legend Group Limited which underscores the enormous opportunity we have to leverage our Sierra technology into existing OEM relationships. Legend Group Limited is the leading provider of personal computers and peripheral devices in China. In addition to licensing a range of existing Peerless products, they have asked Peerless to help develop next-generation color imaging products."

ADDITIONAL HIGHLIGHTS

- Evaluation units of the Company's channel product utilizing its Sierra high-performance color technology are on schedule for fourth quarter delivery to potential channel partners.

- The Company has designed and demonstrated the new fax option for its Sierra technology offering, further enhancing its application in high performance color multifunction products (MFPs).

- Peerless' virtual engine has proven its capability to reduce development time in the build-out of the Company's new high-performance color MFP controller for sales into the distribution channels.

- During the quarter the Company acquired an unlimited use and perpetual license for the color technology used in Sierra.

- The Company is currently working on the development of a new partnership with a prominent ASIC developer to support the development of a new high-speed ASIC targeted for low-end/mid-range monochrome and color devices.

- Subsequent to the end of the third quarter, Peerless announced it is now able to license the new Adobe(TM) PostScript(R) 3(TM) version 3016 software from Adobe Systems. Peerless remains one of the world's leading embedded Adobe PostScript suppliers to the imaging market, which means the Company can deliver the latest technical updates to existing and prospective customers.

NINE-MONTH RESULTS

For the nine months ended October 31, 2003, total revenue was $17.6 million versus $23.5 million in the comparable period last year. The declines in licensing and engineering services revenue during the period were partially offset by increased revenue from sales of the Company's application specific integrated circuits (ASIC). ASICs sales were $0.6 million higher in this year's nine-month period than in the comparable period in fiscal 2003.

Gross margins for the nine-month period were 52.1% compared with 60.2% for same period last year. As noted above gross margins for the current nine-month period do not include the potential impact of the uncertainty that currently exists concerning the cost of third party license fees. The Company reported a net loss of $5.5 million, or $0.35 per share, versus a net loss of $0.4 million, or $0.03 per share, for the same period in fiscal 2003.

GUIDANCE

Management said it was recently notified by separate OEM customers of likely delays in two product launches that were originally scheduled for the fourth fiscal quarter. As a result of an anticipated corresponding delay in the receipt of associated block-license revenue, management now expects fourth quarter sales of approximately $8.0 million, versus a previously forecasted $10.0 million, provided the Company receives an anticipated fourth quarter annual license renewal and an unrelated block-license agreement for its networking technology. Additionally, the Company now expects to report a small fourth quarter net loss versus previously forecasted profitable results.

Management believes the Company's cash and investment position will be sufficient to fund operations through a sustainable level of profitability, assuming design wins and/or successful channel sales are achieved in the coming quarters. The Company expects to end the fiscal year with cash and investments in excess of $11 million.

While sustained profitability was previously projected in this year's fourth fiscal quarter, the protracted process required to finalize design wins and channel sales for the Company's Sierra product offering, as well as an expected delay in realizing an anticipated tax benefit, has prompted management to extend its forecast for sustained profitability to next year's fourth fiscal quarter.

In order to maximize stockholder value, the Company is exploring opportunities to enhance the value of the Company, including the aggressive marketing of new technologies such as Sierra, development of new market opportunities, mergers, acquisitions and/or the sale of the all or a portion of the Company's assets.

PEERLESS SYSTEMS CONFERENCE CALL

Management will hold a conference call to discuss fiscal third quarter results today at 5:00 p.m. Eastern (2:00 p.m. Pacific). Investors are invited to listen to the call live via the Internet at www.peerless.com, or by dialing into the teleconference at 800-218-0204 (303-262-2075 for international callers). Participants should go to the web site at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days. An audio replay will be available through December 11, 2003, by calling 800-405-2236 (303-590-3000 for international callers) and entering the passcode 560885.

ABOUT PEERLESS SYSTEMS CORPORATION

Founded in 1982, Peerless Systems Corporation is a provider of imaging and networking controllers to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an imaging controller. Peerless' broad line of scalable software and silicon offerings enables its customers to shorten their time-to-market and reduce costs by offering unique solutions for multiple products. Peerless' customer base includes companies such as Canon, IBM, Konica/Minolta, Kyocera/Mita, Legend, OkiData, Ricoh, Seiko Epson and Xerox. Peerless also maintains strategic partnerships with Adobe, IBM Microelectronics, and Novell. For more information, visit the Company's web site at www.peerless.com.

SAFE HARBOR STATEMENT UNDER THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 This Release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The use of such words "allows," "beginning in the first quarter," "believes," "enter expected new licensing agreements," "forthcoming product offerings," "is expected," "new market opportunities," "the prospect of including," "to extend its forecast," "to fund," "to help develop next generation," "we will recognize," "will be entered," "will be sufficient," "will create," "will reduce," "will set the stage for growth," and "will be showing," in connection with or related to any discussion of or reference to future operations, opportunities or financial performance sets apart forward-looking statements. The use of such statements in connection with or related to any discussion of or reference to future operations, opportunities or financial performance sets apart forward-looking statements. In particular, statements regarding the Company's outlook for future business, revenues, financial performance and growth, profitability, product availability and potential applications and successes and the impact on future performance of organizational and operational changes all constitute forward-looking statements.

These forward-looking statements are just predictions and best estimations consistent with the information available to the Company at this time. Thus they involve known and unknown risks and uncertainties such that actual results could differ materially from those projected in the forward-looking statements made in this Release. Risks and uncertainties include those set forth in Peerless' public filings with the Securities and Exchange Commission, including but not limited to the Company's most recent Annual Report on Form 10-K dated January 31, 2003 in the Section called Risks and Uncertainties at pages 27 through 37, inclusive, filed on May 1, 2003, and the Company's most recent Quarterly Report on Form 10-Q dated July 31, 2003 in the Section called Risks and Uncertainties at pages 10 through 17, inclusive, filed on September 16, 2003.

Current and prospective stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.

                          PEERLESS SYSTEMS CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (Unaudited)


                                                                           Three Months Ended
                                                                               October 31,
                                                                        ------------------------
                                                                   2003                            2002
                                                                   ----                            ----
Revenues:
   Product licensing                                   $     4,456         77.3%          $     5,556         71.5%
   Engineering services and maintenance                        784         13.6%                1,589         20.4%
   Other                                                       522          9.1%                  631          8.1%
                                                       -----------                        -----------
      Total revenues                                         5,762        100.0%                7,776        100.0%
                                                       -----------                        -----------

Cost of revenues:
   Product licensing                                         1,796         31.2%                1,875         24.1%
   Engineering services and maintenance                        729         12.7%                  586          7.5%
   Other                                                       233          4.0%                  342          4.4%
                                                       -----------                        -----------
     Total cost of revenues                                  2,758         47.9%                2,803         36.0%
                                                       -----------                        -----------
     Gross margin                                            3,004         52.1%                4,973         64.0%
                                                       -----------                        -----------
Operating expenses:
   Research and development                                  3,228         56.0%                2,285         29.4%
   Sales and marketing                                       1,173         20.4%                1,140         14.7%
   General and administrative                                1,251         21.7%                1,209         15.5%
                                                       -----------                        -----------
     Total operating expenses                                5,652         98.1%                4,634         59.6%
                                                       -----------                        -----------

Income (loss) from operations                               (2,648)       -46.0%                  339          4.4%
                                                       -----------                        -----------

Interest income, net                                            21          0.4%                   92          1.2%
Other income, net                                                -          0.0%                    -          0.0%
                                                       -----------                        -----------
     Total other income                                         21          0.4%                   92          1.2%
                                                       -----------                        -----------
Income (loss) before income taxes                           (2,627)       -45.6%                  431          5.5%
Provision (benefit) for income taxes                          (100)        -1.7%                  251          3.2%
                                                       ------------                       -----------

Net income (loss)                                      $    (2,527)       -43.9%          $       180          2.3%
                                                       ===========                        ===========

Income (loss) per share -- basic                       $     (0.16)                       $      0.01
                                                       ===========                        ===========

Income (loss) per share -- diluted                     $     (0.16)                       $      0.01
                                                       ===========                        ===========

Weighted average common shares
   outstanding -- basic                                     15,643                             15,295
                                                       ===========                        ===========

Weighted average common shares
   outstanding -- diluted                                   15,643                             15,598
                                                       ===========                        ===========

                          PEERLESS SYSTEMS CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (Unaudited)

                                                                            Nine Months Ended
                                                                               October 31,
                                                                        ------------------------
                                                                   2003                            2002
                                                                   ----                            ----
Revenues:
   Product licensing                                   $    13,320         75.7%          $    18,117         77.2%
   Engineering services and maintenance                      2,496         14.2%                4,214         18.0%
   Other                                                     1,785         10.1%                1,136          4.8%
                                                       -----------                        -----------
     Total revenues                                         17,601        100.0%               23,467        100.0%
                                                       -----------                        -----------

Cost of revenues:
   Product licensing                                         5,403         30.7%                6,565         28.0%
   Engineering services and maintenance                      2,245         12.8%                2,164          9.2%
   Other                                                       786          4.4%                  612          2.6%
                                                       -----------                        -----------
     Total cost of revenues                                  8,434         47.9%                9,341         39.8%
                                                       -----------                        -----------
     Gross margin                                            9,167         52.1%               14,126         60.2%
                                                       -----------                        -----------
Operating expenses:
   Research and development                                  8,580         48.7%                7,236         30.8%
   Sales and marketing                                       3,561         20.3%                3,334         14.2%
   General and administrative                                3,619         20.6%                4,064         17.3%
                                                       -----------                        -----------
      Total operating expenses                              15,760         89.6%               14,634         62.4%
                                                       -----------                        -----------
Loss from operations                                        (6,593)       -37.5%                 (508)        -2.2%
                                                       -----------                        -----------
Interest income, net                                            91          0.5%                  313          1.3%
Other income, net                                            1,490          8.5%                    -          0.0%
                                                       -----------                        -----------
     Total other income                                      1,581          9.0%                  313          1.3%
                                                       -----------                        -----------
Loss before income taxes                                    (5,012)       -28.5%                 (195)        -0.8%
Provision for income taxes                                     492          2.8%                  209          0.9%
                                                       -----------                        -----------
Net loss                                               $    (5,504)       -31.3%          $      (404)        -1.7%
                                                       ===========                        ===========

Loss per share -- basic and diluted                    $     (0.35)                       $     (0.03)
                                                       ===========                        ===========

Weighted average common shares
   outstanding -- basic and diluted                         15,532                             15,276
                                                       ===========                        ===========

                          PEERLESS SYSTEMS CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                        October 31,             January 31,
                                                           2003                    2003
                                                           ----                    ------
                                                        (Unaudited)
ASSETS
Current assets
   Cash and cash equivalents                            $    1,453              $    14,355
   Restricted cash                                              20                       20
   Short-term investments                                   10,953                    1,729
   Trade accounts receivable, net                            2,070                    2,015
   Unbilled receivables                                        397                       88
   Prepaid expenses and other current assets                   811                      797
                                                        ----------              -----------
     Total current assets                                   15,704                   19,004
Investments                                                      -                    1,945
Property and equipment, net                                  1,807                    2,205
Other assets                                                 1,270                      953
                                                        ----------              -----------
     Total assets                                       $   18,781              $    24,107
                                                        ==========              ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                     $      416              $       688
   Accrued wages                                               894                    1,091
   Accrued compensated absences                                749                      657
   Other current liabilities                                 4,140                    2,995
   Deferred revenue                                            745                    1,081
                                                        ----------              -----------
     Total current liabilities                               6,944                    6,512
Other tax liabilities                                          370                      980
Deferred rent                                                  353                      404
                                                        ----------              -----------
     Total liabilities                                       7,667                    7,896
                                                        ----------              -----------

Stockholders' equity:
   Common stock                                                 15                       15
   Additional paid-in capital                               49,289                   48,882
   Accumulated deficit                                     (38,077)                 (32,573)
   Treasury stock                                             (113)                    (113)
                                                        -----------             -----------
     Total stockholders' equity                             11,114                   16,211
                                                        ----------              -----------
     Total liabilities and stockholders' equity         $   18,781              $    24,107
                                                        ==========              ===========


                                       ###
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                                    CONTACTS:

PEERLESS SYSTEMS CORPORATION                PFEIFFER HIGH PUBLIC RELATIONS, INC.
William R. Neil                                       Geoff High or Jay Pfeiffer
310-297-3146                                                        303-393-7044